UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2016

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700
(Former Name or Former Address, if Changed Since Last Report) _________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2016, the employment agreement of Mr. Stephen B. Burke, Senior Executive Vice President of Comcast Corporation and the President and Chief Executive Officer of NBCUniversal Media, LLC, was amended, securing Mr. Burke’s employment through August 31, 2020. On account of Mr. Burke’s continuing outstanding work in improving NBCUniversal’s businesses and results, and to incent him to continue to make decisions that build long-term value for NBCUniversal, the amendment provides that Mr. Burke will be granted a stock option with a grant date fair value of $10 million, vesting 100% on August 14, 2023; however, Mr. Burke has agreed not to sell any net after-tax shares received upon exercise before the second anniversary of the exercise date. Additionally, the amendment continues the structure under Mr. Burke’s current employment agreement of crediting contributions to his deferred compensation plan account, with $4.1 million being credited in 2017 and annual contributions increasing by 5% each year thereafter through 2020.

The above summary is qualified by its entirety by the terms and conditions set forth in the amendment, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01(d).  Exhibits.

Exhibit Number	Description
99.1	Amendment No. 3 to Employment Agreement with Stephen B. Burke

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	July 28, 2016	By:	/s/ Arthur R. Block
Arthur R. Block Executive Vice President, General Counsel and Secretary